UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2006 (October 18, 2006)

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

5201 TRUXTUN AVE., STE. 300, BAKERSFIELD, CA (Address of Principal Executive Offices)	93309 (Zip Code)

Registrant’s telephone number, including area code: (661) 616-3900

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 18, 2006, Berry Petroleum Company, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Wells Fargo Brokerage Services, LLC, Goldman, Sachs & Co., SG Americas Securities, LLC, BNP Paribas Securities Corp., Wedbush Morgan Securities Inc., Comerica Securities, Inc., Piper Jaffray & Co., and First Albany Capital Inc. (collectively, the “Underwriters”) entered into an underwriting agreement. Pursuant to such agreement, we agreed to sell, and the underwriters agreed to buy, $200 million aggregate principal amount of 8¼% Notes due 2016. The transaction is scheduled to close on Tuesday, October 24, 2006. We estimate that the net proceeds to our company, after deducting the underwriting discount and estimated offering expenses, will be approximately $195,000,000. We expect to use the net proceeds primarily to repay current borrowings under our senior unsecured revolving credit facility and to finance the November 1, 2006 installment under our joint venture agreement to develop properties in the Piceance basin.

The underwriting agreement contains terms and conditions that are customary for transactions of this nature. The underwriting agreement, which appears as Exhibit 1.1 to this report, is incorporated by reference in response to this Item 1.01. This description of the terms of the underwriting agreements is qualified in its entirety by reference to such exhibit.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

1.1 - Underwriting Agreement dated October 18, 2006 by and between Berry Petroleum Company and the several Underwriters listed in Schedule 1 thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: October 19, 2006